EXHIBIT 3

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
FOR SERIES O 9% CONVERTIBLE PREFERRED STOCK
OF
FONIX CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Fonix Corporation, a Delaware corporation (the "Company"), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation, as amended, of the Company, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of One Thousand (1,000) shares designated "Series O 9% Convertible Preferred Stock," with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series O 9% Convertible Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's Executive Officers to proceed in filing the Certificate of Designation with the State of Delaware and to take such other action as shall be appropriate in connection with the issuance of the Series O Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.  Dated as of the 19th day of May, 2008.

FONIX CORPORATION,
a Delaware corporation,

By:	/s/ Roger D. Dudley
Name: Roger D. Dudley
Title: President

EXHIBIT A

SERIES O 9% CONVERTIBLE PREFERRED STOCK TERMS

Section 1.                      Designation, Amount and Par Value.  The series of preferred stock shall be designated as the Series O 9% Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated and authorized shall be One Thousand (1,000).  Each share of Preferred Stock shall have a par value of $0.00001 per share and a stated value of $1,000 per share (the "Stated Value").

Section 2.                      Dividends.

(a)           Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors either out of funds legally available therefor or through the issuance of shares of the Company’s Class A common stock (the “Common Stock”), and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the earlier of March 31, 2008, or any Conversion Date (as defined below), cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to nine percent (9%) per annum, payable in cash or shares of Common Stock (as defined in Section 7) at the option of the Company.  The Company may pay, at its option, accrued dividends at any time while the Preferred Stock remains outstanding.  The Company shall pay all accrued and unpaid dividends within thirty (30) days following either (a) the conversion of all of the Preferred Stock or (b) the redemption by the Company of all of the remaining outstanding shares of Preferred Stock.  The number of shares of Common Stock issuable as payment of dividends hereunder shall equal the aggregate dollar amount of dividends then being paid, divided by the Conversion Price (as defined in Section 5(c)(i)) then in effect.  Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date (as defined in Section 7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.  Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders of the Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Preferred Stock then outstanding.  In order for the Company to exercise its right to pay dividends in cash, the Company shall, no less than five (5) Trading Days after the last day of a calendar year for which dividends are payable, provide the Holders of the Preferred Stock written notice of its intention to pay dividends in cash.  In order for the Company to exercise its right to pay dividends in cash on any Conversion Date, the Company must provide written notice to the holders of Preferred Stock at any time prior to the Company’s receipt of a Conversion Notice, which notice will remain in effect for subsequent Conversion Notices until rescinded by the Company in a written notice to such effect that is addressed to the holders of the Preferred Stock.

(b)           Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if:  (i)  the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock, (ii) such shares are not registered for resale pursuant to an effective Underlying Securities Registration Statement (as defined in Section 7) or may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed and acceptable to the Company's transfer agent or other Person performing functions similar thereto, (iii) such shares are not listed for trading on The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the American Stock Exchange or the FINRA OTC Bulletin Board (“OTC BB”) (and any other exchange, market or trading facility in which the Common Stock is then listed for trading), (iv) the issuance of such shares would result in the recipient thereof beneficially owning, determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.999% of the then issued and outstanding shares of Common Stock, or (v) the Company shall have failed to timely satisfy its obligations pursuant to any Conversion Notice.  Payment of dividends in shares of Common Stock is further subject to the provisions of Section 5(a)(ii).

(c)           So long as any shares of Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the holders of one hundred percent (100%) of the shares of Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3.                      Voting Rights; Protective Provisions.

(a)           Voting Rights.  Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have only the voting rights (the “Special Voting Rights”) set forth in this Section 3(a).

(i)           The holders of shares of Preferred Stock shall be entitled to vote solely on the issue set forth below in Section 3(a)(ii), and, except to the extent specifically provided herein, each holder shall be entitled to the number of votes equal to (i) the largest number of full shares of Common Stock into which all shares of Preferred Stock held by such holder could be converted, pursuant to the provisions of Section 5 below, at the record date for the determination of the stockholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of stockholders is first executed, multiplied (ii) by 5.

(ii)           The Special Voting Rights set forth above shall be granted to the holders of shares of Series O Preferred Stock only with respect to (a) an increase or decrease in the number of authorized shares (“Share Change”) and/or (b) any proposed reverse stock split of the Common Stock of the Company (the “Proposed Reverse Split”), with the ratio of the Proposed Reverse Split(s) to be determined by the Company in its sole discretion.

(iii)           The Holders of the Series O Preferred Stock shall be entitled to exercise the Special Voting Rights set forth above with respect to the Share Change and/or Proposed Reverse Split only:

 (A)           Following a recommendation by the Company’s Board of Directors to its shareholders of the Share Change and/or Proposed Reverse Split; and
 (B)           Following the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) a Definitive Proxy Statement or Definitive Information Statement, or other such statement (the “Definitive Shareholder Statement”) filed with the SEC for the purpose, among others, of communicating with the Company’s shareholders relating to the Share Change and/or Proposed Reverse Split; and
 (C)           Beginning on the tenth (10th) business day (excluding weekends and national holidays) preceding the date on which the shareholder meeting and vote are to be held (the “Voting Date”) or the date by which shareholder written consents are to be provided (the “Consent Date”), as applicable, and running through and including the Voting Date or the Consent Date, as applicable, such period being the “Special Voting Period.”

(iv)           Upon the ending of the Special Voting Period, the Special Voting Rights pertaining to the Series O Preferred Stock with respect to the Share Change and/or Proposed Reverse Split described in the applicable Definitive Shareholder Statement shall terminate.

(v)           Except as otherwise expressly provided herein or as required by law, the holders of Series O Preferred Stock exercising the Special Voting Rights with respect to the Share Change and/or Proposed Reverse Split shall vote together as a single class with the holders of the Company’s Common Stock on the Proposed Reverse Split.

(vi)           Except as otherwise set forth above with respect to the Special Voting Rights and as otherwise required by law, the Series O Preferred Stock shall have no voting rights.

(b)           Protective Provisions.   So long as any shares of Series O Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of each of the holders of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (ii) alter or amend this Certificate of Designation, (iii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Preferred Stock, (iv) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Preferred Stock, (v) increase the authorized or designated number of shares of Preferred Stock, (vi) issue any additional shares of Preferred Stock (including the reissuance of any shares of Preferred Stock converted for Common Stock) or (vii) enter into any agreement with respect to the foregoing.

Section 4.                      Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), and subject to the rights of the holders of the Company’s Series A Convertible Preferred Stock then outstanding, the holders of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

Section 5.                      Conversion.

(a)(i)  Conversions at Option of Holder.  Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(ii) hereof) at the Conversion Ratio (as defined in Section 7) at the option of a Holder, at any time and from time to time, from and after the issuance of the Preferred Stock (the ”Initial Conversion Date”), provided, however, that any shares of Common Stock issued upon conversion while a registration statement covering the resale of such shares is not effective shall be deemed to be Restricted Securities as defined under Rule 144.  A Holder shall effect conversions by surrendering to the Company the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit A (the "Conversion Notice").  Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date") and the Conversion Price determined as specified in Section 5(c)(i) hereof.  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 5(i).  Subject to Sections 5(b) and 5(a)(ii) hereof, each Conversion Notice, once given, shall be irrevocable.

(ii)  Certain Conversion Restrictions.

(A)           In no event (except (i) if the Company is in default of any of its obligations hereunder or any of the Transaction Documents, as defined in Section 7, or (ii) except as otherwise set forth herein) shall any Holder be entitled to convert any Preferred Stock to the extent that, after such conversion, the sum of (1) number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than the shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock.  For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except as otherwise provided in clause (1) of the preceding sentence.   To the extent that the limitation contained in this paragraph applies, the determination of whether shares of Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of shares of Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such shares of Preferred Stock are convertible (in relation to other securities owned by the Holder) and of which portion of such shares of Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination.   Nothing contained herein shall be deemed to restrict the right of the Holder to convert shares of Preferred Stock at such time as such conversion will not violate the provisions of this paragraph.  The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company (in which case, the Holder shall make such filings with the Commission, including under Rule 13D or 13G, as are required by applicable law), and the provisions of this Section shall continue to apply until such 65th day (or later, if stated in the notice of waiver).  Other Holders shall be unaffected by any such waiver.

(b)   Not later than three (3) Trading Days after a Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1 of the Securities Purchase Agreement) representing the number of shares of Common Stock being issued upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 5(a)(ii) hereof), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued and unpaid dividends in cash) and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required or allowed by Section 4.1 of the Securities Purchase Agreement), representing such number of shares of Common Stock as are issuable on account of accrued dividends in such number as determined in accordance with Section 2(a).  Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock together with a related Conversion Notice are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions.  If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder as specifically determined by the Company, are not delivered to or as directed by the applicable holder by the third Trading Day after the Conversion Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.  If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the twelfth (12th) day after the Conversion Date, the Company shall, at the Holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid dividends and all other amounts then owing on account of the Preferred Stock for which the Company shall have failed to issue Common Stock certificates hereunder, in cash.  The redemption price for the shares of Preferred Stock to be redeemed in accordance with this Section shall be the Redemption Price (as defined in Section 7).  If the holder has requested redemption pursuant to this Section and the Company fails for any reason to pay the Redemption Price under this Section within seven (7) days after such notice is given pursuant to Section 5(i), the Company will pay interest on the unpaid portion of the Redemption Price at a rate of 12% per annum, accruing from such seventh day until the Redemption Price and any accrued interest thereon is paid in full.  Nothing herein shall limit a holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(c)(i) The conversion price for each share of Preferred Stock (the “Conversion Price”) on any Conversion Date shall be eighty percent (80%) of the two (2) lowest Closing Bid Prices over the twenty trading days prior to the Conversion Date.

(c)(ii)                      All calculations under this Section 5 shall be made to the nearest whole share of Common Stock.

(d)  If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser.  The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

(e)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Preferred Stock, not less than 200% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Securities Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and  nonassessable.

(f)  Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the holder of the Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(g)  The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(h)  Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(i)  Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Executive Vice President of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Securities Purchase Agreement.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Salt Lake City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Salt Lake City time) on any date and earlier than 11:59 p.m. (Salt Lake City time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.  For purposes of Section 5(c)(i), if a Conversion Notice is delivered by facsimile prior to 5:00 p.m. (Salt Lake City time) on any date, then the day prior to such date shall be the last Trading Day calculated to determine the Conversion Price applicable to such Conversion Notice, and the date of such delivery shall commence the counting of days for purposes of Section 5(b).

Section 6.  Optional Redemption.: Adjustments to Conversion Price.

(a)           Optional Redemption.

(i)
The Company shall have the right, exercisable at its option, to redeem from funds legally available therefor all or any portion of the then-outstanding and unconverted shares of the Preferred Stock at a price equal to the Redemption Price (defined below) multiplied by the Applicable Percentage (defined below) at any time.  Any redemptions pursuant to this Section 6(a)(i) shall be effected by the delivery of a notice to each holder of Preferred Stock to be redeemed, which notice shall indicate the number of shares of Preferred Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be the tenth (10th) day after the date such notice is deemed delivered pursuant to Section 5(i) (the "Optional Redemption Date").  All redeemed shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued preferred stock.  The Redemption Price under this Section shall be paid in cash on the Optional Redemption Date.

(ii)
If any portion of the Redemption Price under this section is not paid by the Company on or prior to the Optional Redemption Date, the redemption shall be declared null and void, and the issuer will lose its redemption rights.

(b)           The Conversion Price shall be subject to adjustment from time to time as follows:

A.           Sale.   If, for as long as any shares of Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity (collectively, a “Sale”), the Company will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Stock of the Company are entitled to receive as a result of such transaction,  expressly assume the obligations of the Company hereunder.  Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the  Designated Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of  Designated Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable.  In the event of any such proposed Sale, the Holder hereof shall have the right to either (i) convert all of any of the outstanding Preferred Stock (without regard to the limits contemplated Section 5 (a)( ii)  hereof) by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company or (ii) if the surviving entity in the transaction is not a publicly traded entity listed on a Principal Trading Market, demand a redemption of all or any of the outstanding  Preferred Stock for the r Redemption Amount by delivering a notice to such effect  to the Company within fifteen (15) days of receipt of notice of such Sale from the Company.

B.           Spin Off.  If, at any time prior to the Conversion Date of the balance of the Preferred Stock held by a Holder or to the date of payment of the Redemption Amount hereunder, the Company consummates a  spin off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Company, in addition to or in lieu of any other compensation received by the Company  for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the holder’s shares of Preferred Stock outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the “Outstanding Designated Preferred Stock”) been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Preferred Stock, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Preferred Stock  then being converted, and (b) the denominator is the principal amount of the Outstanding Preferred Stock.

C.           Stock Splits, etc.  If, at any time while any shares of Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action.  By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

D.           Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 6,the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of  Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price in effect at the time and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Designated Preferred Stock.

Section 7.  Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Applicable Percentage” means one hundred ten percent (110%) for any payment of the Redemption Price.

"Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

"Closing Bid Price" shall mean the closing bid price (as reported by Bloomberg L.P.) of the Class A Common Stock on the OTC Bulletin Board or such other exchange or trading facility on which the Common Stock is traded.

"Common Stock" means the Class A common stock, $.0001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value plus accrued but unpaid dividends to the extent to be paid in shares of Common Stock and the denominator of which is the Conversion Price at such time.

“Issuance Date" means the earliest date on which the Purchasers receive shares of the Preferred Stock, regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Junior Securities" means the Common Stock and all other equity securities of the Company except for the Company’s Series A Convertible Preferred Stock.

"Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the OTC BB or other principal stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC BB or any stock exchange or quotation system, the closing bid price for a share of Common Stock in such other over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

"Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

"Redemption Price" shall be equal to the Stated Value of such shares of Preferred Stock plus all accrued dividends thereon at any time after the balance in the Escrow Account equals or exceeds the stated value of the outstanding shares of the Preferred Stock.

"Securities Purchase Agreement" means the Series O 9% Convertible Preferred Stock Purchase Agreement, between the Company and Sovereign Partners LP.

"Trading Day" means (a) a day on which the Common Stock is traded on the OTC BB or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

"Transaction Documents" means collectively, the Securities Purchase Agreement and the exhibits and schedules thereto.

"Underlying Shares" means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Securities Purchase Agreement and shares of Common Stock issuable on account of dividends on or with respect to the Preferred Stock.

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the registered holder to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series O 9% Convertible Preferred Stock indicated below, into shares of Class A Common Stock, par value $.0001 per share (the "Common Stock"), of Fonix Corporation (the "Company") according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
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Date to effect conversion

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Number of shares of Preferred Stock to be converted

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Number of shares of Common Stock to be issued

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Applicable conversion price

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Name of Holder
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Address of Holder

Authorized Signature	______________________________________________________